Exhibit 10.1

Execution Copy

AMENDMENT NO. 1

to the

SEPARATION AND

CONSULTING AGREEMENT

(James Atchison)

AMENDMENT (“Amendment No. 1”) dated and effective April 13, 2016 (the “Effective Date”), by and between SeaWorld Entertainment, Inc. (together with its subsidiaries and affiliates, “SeaWorld”), and James Atchison (“Atchison”).

      WHEREAS, Atchison and SeaWorld previously entered into that Separation and Consulting Agreement, dated as of December 10, 2014 (the “Consulting Agreement”); and

      WHEREAS, SeaWorld and Atchison wish to amend the Consulting Agreement in certain respects, effective as of the Effective Date;

      NOW, THEREFORE, in consideration of the recitals, promises and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, Atchison and SeaWorld, intending to be bound, hereby agree as follows:

1.The second whereas clause of the Consulting Agreement is deleted in its entirety.

2.The last two sentences of Section 2.1(b) are deleted and replaced as follows:

Atchison will be entitled to further amendment of his Restricted Stock Agreements (or exchange of such agreements or to issuance of new agreements) consistent with any favorable amendments (or exchanges or issuances having a similar effect) hereafter made to restricted stock agreements of other then-employed participants (as a group). For the avoidance of doubt, all other provisions of the Restricted Stock Agreements will remain in full force and effect (except as modified by this Agreement);

3.Section 2.3 of the Consulting Agreement is deleted in its entirety and reserved.

4.Section 2.4 of the Consulting Agreement is amended to read in its entirety as follows:

2.4 Consulting Arrangement.

(a) SeaWorld and Atchison agree that Atchison will provide services to SeaWorld as a consultant (the “Consulting Services”) during the period beginning on the Date of Termination and ending on December 10, 2017 provided that either SeaWorld or Atchison may terminate such consulting period at any earlier time upon 30 days advance written notice to the other party (the “Consulting Period”). During the Consulting Period, Atchison will (i) be available for consultation to SeaWorld, in such manner as mutually agreed between Atchison and SeaWorld, and (ii) provide such other services as mutually agreed between SeaWorld and Atchison. As a consultant to SeaWorld, Atchison will not be an employee of SeaWorld, will have no authority to act on behalf of SeaWorld (except as expressly provided in this Agreement or authorized in writing by SeaWorld), and will not participate in the Company’s incentive and employee benefit plans (except with respect to the Restricted Stock Agreements as provided in Section 2.1(b)).

(b) During the Consulting Period, commencing on January 1, 2016, SeaWorld will (i) pay Atchison a consulting fee of $620,000 per annum, payable in monthly installments in arrears for Atchison’s Consulting Services (the “Consulting Fee”) and (ii) provide an office and secretarial assistance commensurate with the level of Atchison’s Consulting Services from time to time. In addition, during the Consulting Period, Atchison will be entitled to reimbursement for reasonable travel and other expenses (to the extent reasonably necessary for the performance of the Consulting Services) in accordance with SeaWorld’s policies, in effect from time to time, applicable to consultants of SeaWorld (and absent such policies, then as applicable to senior officers of Sea World).

(c)  As soon as practicable (but not later than 15 days) following termination of the Consulting Period, Atchison shall receive a lump sum cash payment in the amount equal to the Consulting Fee that would have been payable through December 10, 2017 but for the termination of the Consulting Period and all unvested restricted stock awards previously granted to Atchison as a member of the Board during the Consulting Period will become 100% vested and unrestricted.

(d) Sea World will indemnify and hold Atchison harmless, and cover him under any contract of directors and officers liability insurance that covers members of the board of directors of SeaWorld (the “Board”), for all acts and omissions to act pursuant to this Agreement during the Consulting Period on the same basis and to the same extent as is provided to officers of SeaWorld, to the extent he is not otherwise indemnified and covered as an insured as a member of the Board. Such indemnification and insurance coverage will continue following termination of the Consulting Period for all time thereafter for which Atchison may be subject to liability for such acts and omissions occurring during the Consulting Period.

5.The last full sentence of Section 3.2 of the Consulting Agreement is deleted in its entirety.

6.SeaWorld will consult with Atchison with respect to all public and internal communications respecting the actions contemplated in connection with this Amendment No. 1.

7.Except as amended and/or modified by this Amendment No. 1, the Consulting Agreement is hereby ratified and confirmed and all other terms of the Consulting Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 1.

8.Subject to receipt of appropriate documentation, SeaWorld agrees to pay Atchison’s reasonable attorney’s fees incurred in the course of the negotiation of this Amendment No. 1 up to $7,500.00.

9.Any portion of the Consulting Fee (as defined in the Consulting Agreement), that would have been payable prior to the Effective Date as a result of this Amendment No. 1, shall be payable with the first monthly installment payable following the Effective Date.

10.This Amendment No. 1 shall be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of Florida, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of Florida.

11.This Amendment No. 1, the Consulting Agreement and the General Release (as defined in the Consulting Agreement) together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings.

     IN WITNESS WHEREOF, SeaWorld has caused this Amendment No. 1 to be duly executed and Atchison has hereunto set his hand on the date first set forth above, as of the Effective Date.

SEAWORLD ENTERTAINMENT, INC.

By:  /s/ G. Anthony (Tony) Taylor________________

Name: G. Anthony (Tony) Taylor

Title:  Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

JAMES ATCHISON

/s/ James Atchison_____________________________